EXHIBIT 10.2

EMPLOYMENT AGREEMENT
BETWEEN
INTEGRATED FINANCIAL SYSTEMS, INC. “EMPLOYER”
AND
JOHN C. HERBERS “EMPLOYEE”
EFFECTIVE: AUGUST 1, 2002

EMPLOYMENT AGREEMENT – JOHN C. HERBERS

TABLE OF CONTENTS

1. EMPLOYMENT	1
2. OFFICES & DUTIES	1
3. TERM	1
4. COMPENSATION	1
a. Base Salary	1
b. Bonus	1
5. STOCK OPTIONS	2
a. Grant of Stock Options	2
b. Related Conditions	2
6. BENEFITS	2
a. General	2
b. Vacations	2
c. Disability Insurance	3
7. EXPENSES	3
8. TERMINATION ON DEATH	3
9. TERMINATION ON DISABILITY	3
10. TERMINATION ON RESIGNATION	3
11. TERMINATION WITH CAUSE	4
12. TERMINATION WITHOUT CAUSE	4
13. WORK DEVELOPMENTS	4
14. LIMITED COVENANT NOT TO COMPETE OR INTERFERE	4
15. TRADE SECRETS AND CONFIDENTIAL INFORMATION	5
16. RETURN OF INFORMATION	5
17. REMEDIES	6
18. PRIOR AGREEMENTS	6
19. OTHER BUSINESS ACTIVITIES	6

i

a. Non Competitive Businesses	6
b. Full Disclosure of Paid Employment	6
20. ARBITRATION	7
a. First Action	7
b. Second Action	7
c. Third Action	7
d. Cost	7
21. MISCELLANEOUS	7
a. Waiver	7
b. Controlling Law	7
c. Notices	7
d. Binding Nature of Agreement	8
e. Survival	8
f. Execution in Counterparts	8
g. Provisions Separable	8
h. Entire Agreement	8
i. Amendment	8
k. Gender, Etc	9
I. Number of Days	9
22. EXECUTION AND DELIVERY	9

ii

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of August 1, 2002, and is entered into by and between Integrated Financial Systems, Inc., a Colorado corporation (“Employer” or the “Company”) and John C. Herbers, (“Employee”).

     Employer desires to avail itself of the general, marketing and sales management, financial, and technical expertise possessed by Employee for the purpose of establishing its healthcare financial services business. Employee desires to provide such expertise to Employer. Employer has determined that it is in its best interest to employ Employee, and Employee wishes to be employed by Employer, all on the terms and conditions contained in this Agreement.

In consideration of the premises and the mutual promises and covenants herein contained and intending to be legally bound, Employer and Employee agree as follows:

1. Employment.

Employer hereby employs Employee and Employee hereby accepts employment by Employer for the period and upon the terms and conditions contained in this Agreement.

2. Offices & Duties.

     The Employee is hereby employed as Chairman, Chief Executive Officer and President of Employer. Employer shall exert its best commercially reasonable effort to have Employee elected to the Board of Directors. Employee shall exert his best effort on behalf of Employer and shall carefully and accurately perform all the duties and tasks of said offices and such other duties and tasks as may be assigned by the Employer’s Board of Directors. He shall perform all duties commonly discharged by the Chairman, Chief Executive Officers and Presidents, and other duties as may be reasonably required from time to time by Employer, as directed by the Employer’s Board of Directors, and, if established, the Employer’s Executive Committee.

3. Term.

     This Agreement shall be for a term commencing on August 1, 2002 and ending on July 31, 2005, unless ended sooner under Sections 8, 9, 10, 11 or 12 of this Agreement. Unless Employee is notified otherwise in writing at least thirty (30) days preceding the end of each term, the term of this agreement will be automatically renewed for one year.

4. Compensation.

a. Base Salary.

     Employer shall pay to Employee an annual base salary of One Hundred Fifty Thousand Dollars ($150,000) each year during the term of this Agreement. The annual base salary is payable in reasonable periodic installments, not less frequent than monthly. Employer shall be entitled to withhold such amounts on account of payroll taxes and similar matters as required by applicable law, rule or regulation of any appropriate governmental authority, and in accordance to Employer’s regular payroll practices in effect from time to time.

     By action of the Board of Directors, Base Salary will be reviewed annually and, as appropriate, may be increased.

b. Bonus.

     In addition to Employee’s base salary, Employer will pay to Employee such bonuses, if any, up to 100% of the employee’s base pay and incentive stock options, if any, in each case as the Board of Directors shall, from time to time, approve.

5. Stock Options.

a. Grant of Stock Options

     In further consideration of, and as an inducement to Employee’s entering into this Agreement and in respect of services to be rendered hereunder, subject to the terms and conditions set forth herein, Employer hereby grants to Employee Incentive Stock Options (“ISO’s”), equal to 5% of the total outstanding shares of Employer at the time of original capitalization of the Employer, under the Integrated Financial Systems, Inc. Stock Option Plan. The exercise price of all options shall be 110% of the fair market of $.05 per share.

     1) 1/3 of the Employee’s Options are to vest at the effective date of this Employment Agreement,

     2) 1/3 of the Employee’s Options are to vest at the date of the addition of the second hospital customer acquisition, and

     3) 1/3 of the Employee’s Options are to vest from the effective date of this agreement in equal quarterly increments over three years.

b. Related Conditions

     Unless otherwise specifically provided in this Agreement, the exercise of Employee’s Options, are subject to the terms and condition of the Integrated Financial Systems, Inc. 2002 Stock Option Plan to be developed and enacted by the Board of Directors.

     Upon the occurrence of a Transfer of Control as defined in the 2002 Stock Option Plan, Employee’s Stock Options shall immediately vest.

     The Employee’s Options shall not confer upon Employee any right under this Agreement not contained elsewhere herein with respect to continued employment by Employer nor shall it interfere in any way with the right of Employer to terminate Employee pursuant to the terms and conditions of this Agreement elsewhere contained herein; nor shall the Employee’s Options be construed in derogation of any other right(s) of Employer under this Agreement elsewhere contained herein.

6. Benefits.

a. General.

     During the term of this Agreement, Employee shall be entitled to receive all employee benefits and to participate in all plans or programs on the same basis as they are made available by Employer to any other officers and senior management employees of Employer including, but not limited to, employee stock option plans and rights to participate in registration of securities.

b. Vacations.

     Employee shall be entitled to four (4) weeks of vacation at full pay for the term, prorated for periods of such term less than a full calendar year, provided that such term shall be deemed to have commenced, for purposes of this Section 5 b., on June 1, 2002. Employer reserves the right to decide the dates of Employee’s vacation to assure efficient and orderly operation of Employer’s business and shall provide notice to Employee in writing of any general or specific vacation scheduling constraints in advance of or within ten days of any written vacation request by Employee. Vacation time not used during the year, except that vacation time rescheduled as a result of exercise of Employer’s right to decide the dates of Employee’s vacation, may not be carried over to subsequent years. Employer’s grant of vacation is an unearned benefit that is not vested or accrued.

c. Disability Insurance.

     Employer shall reimburse Employee $825.00 per quarter for the cost of disability insurance under Employee’s personal policy naming Employee as beneficiary.

7. Expenses.

     Employer shall pay or reimburse Employee for any out-of-pocket business expenses reasonably incurred by him in the performance of Employee’s duties, subject to such policies and procedures regarding expense reimbursement as may be adopted from time to time by Employer. Not withstanding the above, Employer shall pay Employee per month a $1,000 automobile allowance and $416 for country club dues.

8. Termination on Death.

     If Employee dies during the term of this Agreement, this Agreement shall end on the date of Employee’s death without any further obligation by Employer except the obligation to pay Employee’s estate executor or personal representative:

a.)	such portion of Employee’s base salary provided for in Section 4. a. hereof, as may be accrued and unpaid at the date of his death;

b.)	any unpaid bonuses pursuant to Section 4. b. hereof, as the case may be, in respect of the period before the date of death: and

c.)	any un-reimbursed business expenses payable to Employee pursuant to Section 7 hereof.

d.)	any other benefits payable under any then current life insurance policy or other benefits policy provided to Employee pursuant to section 6 hereof.

9. Termination on Disability.

     If Employee becomes disabled (as defined below) during the term of this Agreement, Employer may terminate this Agreement without any further obligation by Employer except to pay Employee:

a)	such portion of Employee’s base salary provided for in Section 4. a. hereof, as may be accrued and unpaid at the date of his disability; and

b)	any unpaid bonuses pursuant to Section 4. b. hereof, as the case may be, in respect of the period before the date of disability; and

c)	any un-reimbursed business expenses payable to Employee pursuant to Section 7 hereof.

     The term “Disabled” shall mean Employee’s inability due to any physical or mental ailment or incapacity, for a period of at least six (6) consecutive months or such lesser period as may be necessary for Employee to qualify for long-term disability insurance benefits under any policy that may then be in effect for Employer, because of injury or sickness, to perform the duties incident to and contemplated by this Agreement. The term “Disabled” shall not include any physical or mental ailment or incapacity as a result of alcoholism or illegal drug use.

10. Termination on Resignation.

     Employee may terminate this Agreement and resign at any time, without cause, on thirty (30) days’ written notice. If Employee resigns during the term of this Agreement, this Agreement shall end without any further obligation by Employer except to pay Employee:

a)	such portion of Employee’s base salary provided for in Section 4. a. hereof, as may be accrued and unpaid at the date of his resignation; and

b)	any unpaid bonuses pursuant to Section 4. b. hereof, as the case may be, in respect of the period before the date of resignation; and

c)	any un-reimbursed business expenses payable to Employee pursuant to Section 7 hereof.

11. Termination With Cause.

     Employer may terminate this Agreement and discharge Employee at any time because of the violation by Employee of any of the provisions of this Agreement or for Employee’s neglect of duty, gross negligence, incompetence, dishonesty, criminal indictment or conviction of a felony crime, conviction of a misdemeanor involving moral turpitude, or misconduct or willful inattention, determined in good faith by its Board of Directors to be materially harmful to the business of Employer. In such event, Employer shall have no obligations to Employee other than to pay Employee such portion of Employee’s base salary provided for in Section 4. a. hereof, as may be accrued and unpaid at the date of termination with cause.

     Before terminating this Agreement and discharging Employee for any cause, Employer shall take the actions in Section 20 a. through c. herein.

12. Termination Without Cause.

     Employer may terminate this Agreement and discharge Employee at any time without cause on thirty (30) days’ written notice. If Employer terminates Employee without cause, Employer shall continue, during the lesser of the remaining term of this Agreement or one year from the date of termination without cause, to pay Employee all amounts that would have been due to Employee pursuant to Sections 4 and 7 hereof as if this Agreement were in full force and effect and Employee’s unvested Stock Options shall immediately vest. Employer expressly agrees that Employee shall have no duty to accept alternative employment or otherwise mitigate damages.

13. Work Developments.

     For purposes of this Agreement, “Work Developments” consist of all technological, financial, operating, and training ideas, processes and materials, specifically including all inventions, discoveries, improvements, enhancements, computer programs, written materials and developments relating to the existing or contemplated business or interests of Employer that Employee may develop or conceive during the term of his employment hereunder, alone or with others, during or after working hours, with or without the use of the resources of Employer. All Work Developments relating to the existing or contemplated business or interests of Employer and prepared within the scope of Employee’s employment shall be considered “Work for Hire” as that phrase is defined in the Copyright Act of 1976, as amended. Employee shall communicate to Employer promptly and fully all Work Developments, and make available to Employer any drawings, work papers, models, diskettes, computer tapes, or other tangible incidents of such Work Developments.

     All Work Developments shall be and remain the sole and exclusive property of Employer or its designee. All copyrightable material generated or developed under this Agreement shall be considered works made for hire under U.S. copyright law and all such materials shall, upon creation, be owned exclusively by Employer. To the extent that any such material, under applicable law, may not be considered works made for hire, Employee hereby assigns to Employer the ownership of copyright in such materials, without the necessity of further consideration, and Employer shall be entitled to register and hold in its own name all copyrights in respect of such materials. Employee shall assign to Employer in full any right Employee may acquire now or in the future with respect to any such Work Developments. Any Work Development for which the date of making or conception shall not otherwise have been established and which is described in a copyright registered, or a patent application filed, or which is disclosed to a third party, by Employee, within one year following the termination of such employment shall be deemed to fall within this Provision.

14. Limited Covenant Not to Compete or Interfere.

     Employer expects to invest considerable time, effort, and capital in enhancing the value and desirability of its management personnel. Both this investment and Employee’s compensation reflect

Employer’s expectation of receiving considerable return from the use of Employee’s services and know-how in the future, free from any danger that Employer’s competitors may attempt to induce Employee to leave Employer and wrongfully gain the benefit of Employer’s investment. The partial restraint set for herein does not, and cannot, provide complete protection for Employer’s investment, development efforts, product strategy, and propriety information, but Employer believes that in combination with the other provisions of this Agreement, it is the most fair and reasonable measure permitted under applicable law to protect Employer’s interests, giving due regard to both Employee’s and Employer’s interests. Employee recognizes that a substantial part of the value of a company such as Employer’s resides in the goodwill with its customers and that the value of Employer’s business will be significantly diminished if Employee attempts to compete with Employer or interfere with Employer’s activities or solicit its clients. Therefore, during the term of this Agreement and for one (1) year after ending his employment with Employer for any reason, other than termination by Employer without cause as set forth in Section 12 Termination Without Cause, Employee shall not, within the United States, associate in any capacity whatsoever, whether as a promoter, owner, officer, director, employee, partner, lessee, lessor, licensee, licensor, lender, agent, consultant, broker, commission salesman or otherwise, in any business competitive, directly or indirectly, with the business of Employer; and Employee will not attempt to solicit, employ, retain as a consultant, interfere with, entice away or persuade, directly or indirectly, any employee( or any individual who has agreed to be employed or retained as a consultant by employer within one year of such prohibited acts of the Employer to terminate his relationship with the Employer, or to do any act that may result in the impairment of the relationship between the Employer and its employees. However, nothing contained in this Section 16 shall prevent Employee from holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or on the over the counter market.

     Prior to engaging in any business during the period of non-competition provided for above, Employee shall notify Employer of its intent to do so in order that the Employer may determine whether such business is a competing business. Employee, shall supply, upon request of Employer, any information reasonably requested by Employer for such determination. For purpose of this Agreement, the term “Client” shall mean any person, corporation, partnership or any other entity of any nature whatsoever, with whom Employer has had written or oral communications.

15. Trade Secrets and Confidential Information.

     Employee shall not, except as Employer may otherwise consent in writing or as may be required by applicable law, disclose at any time (except as Employee’s duties for Employer may require) or use directly or indirectly for Employee or others, either during or subsequent to Employee’s employment, any secret or confidential information, knowledge, or data of Employer or any of Employer’s affiliate’s business or clients, which Employee may receive during the course of Employee’s employment, relating to client lists, data, records, computer programs, manuals, formulas, processes, methods, machines, manufactures, compositions, inventions, discoveries or other matters that are of secret or confidential nature. All records and equipment and other materials relating in any way to confidential information connected to clients or to Employer’s business shall be and remain Employer’s sole property during and after the Term of Employment.

16. Return of Information.

     Employee shall deliver promptly to Employer on termination of Employee’s employment, or at any time Employer may so request, all records which are in Employee’s possession or under Employee’s control, and which pertain to the Work Developments or to the secret or confidential information, knowledge, or data of Employer described in Section 17 above. “Record” or “records” is used herein to include without limitation the original or any copy (regardless of origin or location) of any statements, papers, writings, letters, memoranda, reports, log books, notes, articles, journals, journal articles, magazines, newsletters, blueprints, drawings, sketches, books, pamphlets, records, recordings, pictures, negatives, mechanical or electronic recordings, price lists, advertisements, guarantees, contracts, other agreements, memoranda of understanding, promissory notes, negotiable instruments, diaries, charts, graphs, notices and any form of collated data for use with electronic data processing equipment or any other object containing a written, printed, spoken or photographic image or sound. “Record” or “records” also includes cards, magnetic tapes, magnetic or laser disks or other electronic information storage devices for use in a computer or which can be extricated or assembled with the use of a computer or computer accessories. Upon termination of employment, Employee agrees to represent to Employer that he has complied with the provisions of this Section 16.

17. Remedies.

     Employee agrees and acknowledges that a breach on the part of Employee of the covenants contained in Sections 14, 15 or 16 hereto (hereinafter “Section 17 Breach”) will cause irreparable damage to the Employer, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Employer in the event of a breach by Employee of such covenant and that Employer would not have an adequate remedy at law. Employee, therefore, further agrees that if:

(a.) the Employer notifies Employee of a Section 17 Breach; and

(b.) Employee fails to cure the Section 17 Breach within 24 hours of such notice; and

(c.) the Employer submits the matter to arbitration pursuant to Section 20 hereof; and

(d.) the matter is not resolved to the satisfaction of both parties within fifteen (15) days of such submission.

then, the Employer shall be entitled as a matter of course to specific performance and/or temporary and permanent injunctive relief from any court of competent equity jurisdiction restraining any further Section 17 Breach by Employee, his employers, employees, partners, agents or other associates, or any of them, without the necessity of proving actual damage to the Employer by reason of any such breach.

     If any particular provisions of this Agreement shall be adjudicated to be invalid or unenforceable, they shall be deemed to be amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to operation of this Agreement in the particular jurisdiction in which such adjudication is made. Nothing herein shall be construed as limiting, or prohibiting Employer from pursing any other remedies for such breach or threatened breach. The prevailing party in any suit under this Section 17 will reimburse the other party for its expenses incurred in connection with such a suit, including attorneys’ fees.

18. Prior Agreements.

     Employee represents to Employer that there are no restrictions, agreements or understandings to which Employee is a party that would prevent or make unlawful his execution of this Agreement or his employment hereunder.

19. Other Business Activities.

a. Non Competitive Businesses.

     Except as provided in Section 3 hereof, throughout the term of this Agreement, Employee shall exert his best full time efforts on behalf of Employer to the performance of his duties hereunder in a way that will faithfully and diligently further the business and interests of Employer. Employee shall not engage in significant other business activities without approval of the Board of Directors.

b. Full Disclosure of Paid Employment.

     Employee shall provide Employer with full disclosure of any paid employment other than Employer at August 1, 2002. For any paid employment other than Employer subsequent to August 1, 2002, Employee shall during the term of this Agreement provide Employer with full disclosure of any paid employment other than Employer in advance of such employment. Such disclosure shall disclose the employer, duties, responsibilities, authority, compensation, products and services offered and hours.

20. Arbitration.

     The procedure for resolving disputes between Employee and Employer shall be as modified by Section 17 hereof, and shall involve the following steps:

a. First Action.

     In case one party (the “First Party”) comes to believe that another party (the “Second Party”) is performing improperly, or failing to perform, the Second Party’s obligations under this Agreement, the First Party shall go to the Second Party alone and tell such party their concern and both parties shall attempt mutually to resolve the dispute.

b. Second Action.

     If the first action does not resolve the dispute, then the First Party shall represent his or its concerns to the Second Party in a meeting in front of one or more witnesses who shall maintain a record of the proceedings of such meeting.

c. Third Action.

     If under the second action the dispute is unresolved, then the dispute shall be submitted for arbitration to a panel of three arbitrators, one of whom shall be selected by the First Party, one of whom shall be selected by the Second Party and one of whom shall be selected by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The panel’s ruling shall be final, unappealable and binding upon both parties and may be entered by either party as a final award in any court having jurisdiction.

d. Cost.

     Allocation of the cost of arbitration between parties to the arbitration shall be determined by the arbitrators in accordance with the Rules of the American Arbitration Association.

21. Miscellaneous.

a. Waiver.

     Neither the failure nor any delay by either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of right, remedy, power or privilege with respect to any other occurrence.

b. Controlling Law.

     This Agreement shall be governed by and construed according to the laws of the State of Colorado.

c. Notices.

     All notices, requests, demands, and other communication, required or permitted under this Agreement and the transactions contemplated herein shall be in writing. They shall be deemed to have been duly given, made and received when delivered against receipt or when sent by United States registered mail, return receipt requested, postage prepaid, addressed as set forth below:1) If to Employee:

Mr. John C. Herbers
16473 East Powers Avenue
Centennial, CO 80015

2) If to Employer:

Integrated Financial Services, Inc.
7315 East Orchard Road, Suite 300
Greenwood Village, Colorado 80111

d. Binding Nature of Agreement.

     This Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns and upon Employee, his heirs and legal representatives, but shall not be assignable by the Employee.

e. Survival.

     The obligations of Sections 14,15, and 16 shall survive the termination of Employee’s employment for any reason.

f. Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each shall be deemed to be an original against any party whose signature appears thereon, and all together are the same instrument.

g. Provisions Separable.

     The provisions of this Agreement are independent of and separable from each other. No provision shall be affected or rendered invalid or unenforceable because for any reason any other of them may be invalid or unenforceable in whole or in part.

h. Entire Agreement.

     This Agreement contains the entire understanding among the parties hereto with respect to its subject matter. It supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any courses of performance or use of the trade inconsistent with any of the terms.

i. Amendment.

     This Agreement may not be modified or amended other than by a written agreement executed by both parties.

j. Paragraph Headings.

     The paragraph headings in this Agreement are for convenience only. They form no part of this Agreement and shall not affect its interpretation.

k. Gender, Etc.

     Words used herein, despite the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

l. Number of Days.

     In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, if the final day of any period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday or holiday.

22. Execution and Delivery.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written:

[CORPORATE SEAL]

Integrated Financial Services, Inc.

by:	/s/ Steven C. Robbins
Director

by:	/s/ John C. Herbers
Director

Employee:

/s/ John C. Herbers
John C. Herbers